Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

Smith Barney Fundamental Value Fund Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated November 19, 2004, on the statement of assets and liabilities, including the schedule of investments, of Smith Barney Fundamental Value Fund Inc. (“Fund”) as of September 30, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the two-year period then ended. The financial highlights for the three-year period ended October 31, 2002 were audited by other auditors whose report thereon, dated November 15, 2002, expressed an unqualified opinion on those financial highlights. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

January 25, 2005